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                                LETTER AGREEMENT

___________________________________, 2002


                 Life Insurance Company


Ladies and Gentlemen:

This letter sets forth the agreement ("Agreement") between ________________ Life Insurance Company ("Company") (the "Company" and collectively "you," "your" or the "Company"), on the one hand, and T. Rowe Price Associates, Inc. ("Price Associates"), T. Rowe Price International, Inc. ("TRPI") (collectively, the "Price Advisers"), and T. Rowe Price Investment Services, Inc. (^Distributor^) on the other, concerning certain administrative and distribution services to be provided by you, with respect to the [T. Rowe Price Equity Series, Inc.], [T. Rowe Price Fixed Income Series, Inc.], and the [T. Rowe Price International Series, Inc.] (individually a "Fund" and collectively, the "Funds").

1. The Funds. Each of the Funds is a Maryland Corporation registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "Act") as an open-end diversified management investment company. Each Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts and, as such, sells its shares to insurance companies and their separate accounts. Furthermore, the T. Rowe Price Equity Series, Inc. has issued multiple classes of shares (^Class" or "Classes^) for purposes of paying for distribution services under Rule 12b-1 of the Act.
 With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts be provided with materials and rights afforded to shareholders of a publicly-available SEC-registered mutual fund.

     2.
The Company. The Company is a [state] life insurance company. The Company issues variable annuity contracts (the "Contracts") supported by one or more separate accounts (individually a "Separate Account" and collectively the "Separate Accounts") which are registered with the SEC as unit investment trusts, or which are properly exempt from registration. The Company has entered into a participation agreement with one or more of the Funds and the Distributor (individually a "Participation Agreement" and collectively the "Participation Agreements") pursuant to which the Company purchases shares of the Fund for the Separate Account supporting the Company's Contracts.



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3.   Price Advisers.  Price Associates serves as the investment adviser to the
[T. Rowe Price Equity Series, Inc.] and [T. Rowe Price Fixed Income Series, Inc.], and TRPI serves as the investment adviser to the T. Rowe Price International Series, Inc. The Price Advisers supervise and assist in the overall management of the Funds' affairs under respective investment management agreements with each Fund (the "Management Agreements"), subject to the overall authority of the Fund's Board of Directors in accordance with Maryland law.
 Under the Management Agreements, the Price Advisers are compensated for providing investment advisory and certain administrative services (either directly or through affiliates).

Distributor.  The Distributor is a broker-dealer registered under the Securities
 Exchange Act of 1934 and with the National Association of Securities Dealers, Inc. (^NASD^), and serves as the principal underwriter of the Funds.

Services Provided by the Company. You have agreed to assist us, as we may request from time to time, with the provision of distribution and administrative services to the Funds, as they may relate to the investment in a Fund (or the Classes) by the Separate Accounts.

 Administrative Services. It is anticipated that such services may include (but shall not be limited to): the distribution of Fund reports, notices, proxies and proxy statements and other informational materials to holder of the Contracts supported by the Separate Accounts; the maintenance of separate records for each holder of the Contracts reflecting shares purchased and redeemed and share balances; the preparation of various reports for submission to Fund directors; the provision of advice and recommendations concerning the operation of the series of the Funds as funding vehicles for the Contracts; the provision of shareholder support services with respect to the Separate Account portfolios serving as funding vehicles for the Contracts; telephone support for holders of Contracts with respect to inquiries about the Funds; and the provision of other administrative services as shall be mutually agreed upon from time to time.

Distribution Services.   It is anticipated that such services would include any
activities primarily intended to result in the sale of shares of one or more Classes, including (but not limited to): distribution of Fund reports, prospectuses, and SAIs for the Classes for other than existing holders of Contracts; the preparation and distribution of sales literature and advertising material for the Classes; continuing education and training of insurance agents and other representatives of the Company with respect to the Classes and Separate Account portfolios serving as funding vehicles for the Contracts; the provision of distribution support services by insurance agents and other representatives of the Company who will provide personal service and attention to the foregoing; and other distribution services as mutually agreed upon from time to time.



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Payment for Administrative Services.  In consideration of the administrative services in Section 5.a. hereof to be provided by the Company, the Price Advisers shall make payments to the Company on a quarterly basis ("Payments") from their assets, including their bona fide profits as investment advisers to the respective Funds, an amount equal to ___ basis points (_____%) per annum of the average aggregate net asset value of shares of the Funds held by the Separate Accounts under the Participation Agreements, provided, however, that such payments shall only be payable with respect to a Fund for each calendar quarter during which the aggregate dollar value of shares of all Funds purchased pursuant to a Participation Agreement by the insurance companies in the aggregate exceeds $__________. Further, this amount shall be increased to ____ basis points (_____%) per annum of the average aggregate net asset value of the shares of the Funds held by the Separate Accounts under the Participation Agreements, provided however, that such increased payments shall only be payable with respect to the Funds for each calendar quarter during which the aggregate dollar value of shares exceeds $_____________ at all times during that quarter.
 Subject to the terms of paragraph 8 hereof, each Price Adviser shall be responsible for payments due pursuant to this Paragraph 5 with respect to the purchase of shares of a Fund managed by that Price Adviser.
Payment for Distribution Services. In consideration of the distribution services in Section 5.b. hereof to be provided by the Company and its agents, the Distributor, in accordance with each Class^s plan pursuant to Rule 12b-1 under the Act, shall pay to the Company a fee with respect to each Class equal to 25 basis points (0.25%) per annum of the average aggregate net asset value of the shares of each Class held by the Separate Accounts under the Participation Agreements.

     8.Payment Procedure. For purposes of computing the payments to the Company contemplated under this Agreement, the average aggregate net asset value of shares of the Funds held by the Separate Accounts over a quarterly period shall be computed by totaling each Separate Account's aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar quarter, and dividing by the total number of business days during such quarter. The Payments contemplated by this Paragraph 8 shall be calculated by Price Associates and Distributor at the end of each month and will be paid to each Company within 30 calendar days thereafter.

9. Nature of Payments. The parties to this Agreement recognize and agree that Price Advisers' payments to the Company relates to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Fund shares; and further, that these payments are not otherwise related to investment advisory or distribution services or expenses, or administrative services which the Price Advisers are required to provide to owners of the Contracts pursuant to the terms thereof.
 You represent that you may legally receive the payments contemplated by this Agreement and that you will disclose to Contract holders the arrangements provided for in this Agreement.

10. Term. This Agreement shall remain in full force and effect for an initial term of two years, and shall automatically renew for successive one-year periods unless any party informs each of the other parties upon 60-days written notice of its intent not to continue this Agreement. This Agreement and all obligations hereunder shall terminate automatically with respect to the Company


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and its relationship with a Fund upon the redemption of the Company's and its
Separate Account's investment in the Fund, or upon termination of its Participation Agreement with the Fund.

11. Amendment. This Agreement may be amended only upon mutual agreement of all of the parties hereto in writing.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

     If this Agreement is consistent with your understanding of the matters we discussed concerning your services, kindly sign below and return a signed copy to us.

Very truly yours,

T. ROWE PRICE ASSOCIATES, INC.

By:
Name:
Title:

T. ROWE PRICE INTERNATIONAL,
   INC.

By:
Name:
Title:

T. ROWE PRICE INVESTMENT
SERVICES, INC.

By:
Name:
Title:



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Acknowledged and Agreed to:

                 LIFE INSURANCE COMPANY

By:
Name:
Title: